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[OMNI ENERGY SERVICES CORP. LOGO]         NEWS RELEASE              Nasdaq: OMNI

   4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 - Fax
                                  337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 05-15

FOR MORE INFORMATION CONTACT:
G. Darcy Klug, Executive Vice President (337) 896-6664

                       OMNI SETTLES WITH DEBENTURE HOLDERS

  Settlement cures defaults and results in dismissal of OMNI's lawsuit against
                                Debenture Holders

      CARENCRO, LA - MAY 18, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today it has entered into settlement agreements with all of the holders ("Debenture Holders") of its 6.5% Subordinated Convertible Debentures. The settlement terms include the payment of approximately $4.0 million in cash to the Debenture Holders, the issuance of 2.0 million shares of common stock to the Debenture Holders and the issuance to the Debenture Holders of approximately $4.3 million of 8% subordinated notes payable over 3 years.

      The Company stated that in exchange for the full and complete extinguishment of the Debentures and the cure of all outstanding defaults, the Company would agree to dismiss the Debenture Holders from certain litigation recently filed by the Company against the Debenture Holders alleging, among other things, violations of Section 16(b) of the Securities Exchange Act of 1934.

      Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's ability to consummate the settlement agreements discussed herein, dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, and other risks detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.